EXHIBIT 23.2

CONSENT OF PENDER NEWKIRK & COMPANY

Independent Registered Certified Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3, dated April 1, 2010) to the use of our reports dated March 22, 2010 with respect to the consolidated financial statements and internal control over financial reporting of UTEK Corporation and subsidiaries (the “Company”), which reports appear in the Form 10-K of the Company for the year ended December 31, 2009, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
April 1, 2010